Company Contact:	Deborah Merrill Chief Financial Officer (864) 232-5200 x6620
Investor Relations Contact:	Sally Wallick, CFA(404) 806-1398 investor.relations@deltaapparel.com

Art Gun Acquires DTG2Go Business
Combined business creates a clear market leader in direct-to-garment apparel

GREENVILLE, SC – March 12, 2018 - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced that Art Gun, LLC, its wholly-owned subsidiary, has acquired substantially all of the assets of TeeShirt Ink Inc. d/b/a DTG2Go, a premium provider of digital, direct-to-garment printed products.

Art Gun’s acquisition of the DTG2Go business makes it a clear market leader in the direct-to-garment digital print and fulfillment marketplace and accelerates Art Gun’s geographic expansion. The integrated business will operate from multiple locations in Florida as well as a location in Nevada serving the western United States, with immediate plans to begin production in our Fayetteville, North Carolina facility to service the northeastern United States. With this acquisition, Art Gun nearly doubles its revenue and capacity, broadens its product line into posters, stickers and other items, and further enhances service levels through quicker delivery capabilities both across the United States and in over 100 countries worldwide. Delta Apparel plans to change the name of Art Gun, LLC to DTG2Go, LLC and market the consolidated digital print business under the DTG2Go brand name.

Robert W. Humphreys, Chairman and Chief Executive Officer of Delta Apparel, Inc., commented, “Art Gun’s acquisition of the DTG2Go business is another example of our continued focus on areas of our business where we expect high growth opportunities. We see the digital print model revolutionizing the way traditional retailers, e-retailers, and the ad-specialty industry conduct business. Over the past five years, DTG2Go has achieved notable success and we are excited to have the talented DTG2Go personnel as part of our team focused on further increasing our share of this growing market. We plan to continue to invest in equipment and geographic expansion, and look forward to the many opportunities for strong growth at DTG2Go.”

The purchase price for the transaction consists of $16.35 million in cash and additional payments contingent on certain performance targets. Delta Apparel expects this acquisition to be immediately accretive to earnings and increase revenue by approximately $7 million during the remainder of fiscal year 2018. With the full year benefit of the acquisition in fiscal year 2019, the contribution from DTG2Go is expected to generate around $20 million in incremental revenue while being approximately $0.25 accretive to per share earnings.

About Art Gun
Art Gun, LLC is a leader in the direct-to-garment printing and fulfillment marketplace, with one of the most highly-automated factory processes for delivering on-demand, digitally printed apparel of all types as well as other items.  Built upon a robust backend digital supply chain and infrastructure to scale with large company mindsets, Art Gun is the perfect fit for ecommerce companies as well as the ad specialty, promotional products and retail marketplaces. Orders ship from Art Gun within 24 to 48 hours to consumers in over 100 countries worldwide.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories.  The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military.   The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.